Exhibit 10.01

                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into on June 3, 2005, by and between Abernathy Mendelson & Associates ("AM&A"), a Turks and Caicos Island Limited Company, with its principal place of business at Grosse Kreuzstrasse 17, Ratzeburg, Germany 23909; and Human BioSystems ("HBS"), a California corporation with its principal place of business at 1127 Harker Avenue, Palo Alto, California 94301. HBS and AM&A shall be sometimes hereinafter collectively referred to as the "Parties" and generically as a "Party".


PREAMBLE:


WHEREAS, AM&A is in the business of providing public relations and promotion services to public companies pertaining to dissemination of information to their shareholders and the investment community, and introducing public companies to the various members and components of the investment community; and

WHEREAS, HBS desires to utilize the services of AM&A; and

WHEREAS, AM&A is ready, willing, and able to render such public relations and promotion services to HBS as hereinafter described on the terms and conditions more fully set forth below:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

WITNESSETH:

1.  Consulting Services

(a)	HBS hereby retains AM&A as an independent contractor to HBS and AM&A and hereby accepts and agrees to such retention.

(b)	AM&A will render to HBS the following services:

  (i)	AM&A will commence an investor awareness program consisting of 150 million (15 million per day) emails and faxes to accredited investors and to 30,000 stockbrokers on HBS news and information. AM&A will not directly or indirectly perform any activities in connection with this Agreement that would constitute violations of United States or state securities or communications or consumer laws.

  (ii)	AM&A will disseminate information in compliance with the restrictions on dissemination of material inside information contained in the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the respective rules and regulations promulgated thereunder.

  (iii)	AM&A may or may not sell or trade shares of HBS' common stock during the term of this Agreement; however, AM&A may not short the common stock at any time during the term of this Agreement.

(c)	AM&A will not be required to render any specific number of hours or assign specific personnel to HBS or its projects pursuant to this Agreement.

2.  Independent Contractor.

 (a)	AM&A agrees to perform its consulting duties hereunder as an independent contractor. Nothing contained herein will be considered as creating an employer-employee relationship between the Parties to this Agreement.

 (b)	HBS will not withhold or make any payments on behalf of AM&A or its employees to any governmental agencies of any kind, including, without limitation, income tax, FICA, social security, workers' compensation or unemployment insurance payments.

 (c)	The Parties hereto acknowledge and agree that AM&A cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by AM&A hereunder. AM&A will conduct its operations and provide its services hereunder in a professional manner in accordance with good industry practice and applicable laws, using its best efforts.

3. Time, Place and Manner of Performance.

 (a)	AM&A will be available for advice and counsel to the Chief Executive
 Officer of HBS, and to such other officers and directors of HBS as he may designate, at such reasonable and convenient times and places as may be necessary or agreed upon by the Parties.

 (b)	Except as aforesaid, the time, place, and manner of performance of the services hereunder, including the amount of time to be allocated by AM&A to any specific service, will be determined at the sole discretion of AM&A

4.  Term of Agreement.

(a)	The initial term of this Agreement will be three (3) months, commencing on the date set forth above, subject to prior termination as set forth below.

(b)	This Agreement may be terminated prior to the date set forth above as follows:

    (i)	This Agreement may be terminated at any time by any Party upon two (2)
    days' prior written notice.

   (ii)	This Agreement will terminate immediately upon the dissolution, bankruptcy or insolvency of either Party.

5.  Compensation.

(a)	As consideration of the services to be provided for HBS by AM&A, HBS shall issue to AM&A seven hundred fifty thousand (750,000) shares of free-trading shares of HBS common stock upon the signing of this agreement.

(b)	HBS shall issue instructions to Karsten Behrens, in his capacity as
Escrow Agent hereunder (the "Escrow Agent") to release seven hundred and fifty thousand (750,000) shares of HBS common stock, held in an escrow account for the benefit of HBS, to AM&A upon the signing of this agreement by both parties.

6.  Duties and Obligations of HBS.

(a)	HBS will furnish to AM&A such current information and data as is publicly available on Edgar or other publicly released information. HBS shall not be required to furnish to AM&A any material non-public data or information.

(b)	HBS will be responsible for advising AM&A of any information or facts, which would affect the accuracy of any prior data or information publicly disseminated or furnished to AM&A.

7.  Work Product.

It is agreed that all information and materials produced for HBS by AM&A will be the property of AM&A, free and clear of all claims thereto by HBS and HBS will retain no claim of authorship therein; provided, however, that AM&A may not use any materials pertaining to HBS or which include information proprietary to HBS, without its prior written consent.

8.  Confidentiality.

A. AM&A recognizes and acknowledges that it has and will have access to certain confidential information of HBS or its affiliates that is the valuable, special and unique asset and property of HBS or such affiliates (the "Confidential Information").

B. Without the prior written consent or authorization of HBS, AM&A will not, during the term of this Agreement or thereafter, use or disclose any of such Confidential Information to any person, for any reason or purpose whatsoever. This Section 8 will survive the termination of this Agreement by any party for any reason whatsoever.

C. AM&A agrees that any authorization or consent to use or disclose Confidential Information shall be conditioned upon the disclosure being made pursuant to a written confidentiality agreement, protection order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

9.  Disclaimer of Responsibility for Acts of Other Party.

(a) AM&A shall not be authorize or required by this Agreement to represent HBS or to enter into any agreements or make management decisions for HBS.

(b) HBS will not be responsible to any third party for any expense incurred or loss suffered by such third party as a consequence of any acts or omissions by AM&A or its agents or employees hereunder.

10.  Indemnification.

A. HBS will protect, defend, indemnify and hold AM&A and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by HBS herein; (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by HBS herein; or (c) negligence or willful misconduct by HBS.

B. AM&A will protect, defend, indemnify and hold harmless HBS and its assigns and attorneys, accountants, employees, officers, directors, independent consultants and independent contractors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by AM&A herein; (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by AM&A herein; or (c) negligent or willful misconduct by AM&A

11.  Notices.

Any notices required or permitted to be given under this Agreement will be sufficient if in writing and delivered or sent by:

(a) Registered or Certified Mail to the principal office of the other Party, postage prepaid with return receipt requested deposited in a proper receptacle or the United States Postal Service or its successors; or

(b) Transmitted by prepaid telegram or by facsimile transmission if receipt is acknowledged by the addressee. Notice so transmitted by telegram or facsimile transmission will be effective only if receipt of transmission is acknowledged by an appropriate machine or written confirmation, and such notice will be deemed effective on the next business day after transmission.

(c) For purposes of notice, the address of each Party will be the address first set forth above; provided, however, that each Party will have the right to change its respective address for notices hereunder to another location by giving ten (10) days' written notice to the other Party in the manner set forth bove.

12.  Miscellaneous Provisions.

(a)	Any waiver by either Party of a breach of any provision of this
Agreement by the other Party will not operate or be construed as a waiver of any subsequent breach by any Party.

(b)	This Agreement and the rights and obligations of AM&A hereunder may not be assigned without the written consent of HBS.

(c)	It is the intention of the Parties that:

    (i)	This Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of California, other than those pertaining to conflict of law.

    (ii) In any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of California, other than those pertaining to conflict of law, will be applicable and will govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

(d)	All agreements and covenants contained herein are severable and in the event any of them will be held to be invalid by any competent court, the Agreement will be interpreted as if such invalid agreements or covenants were not contained herein and the court will be, and is hereby authorized by the Parties, to craft such alternative legally enforceable provision in place of the one deemed unenforceable as will most closely reflect the inferred intent to the Parties.

(e)	This Agreement and the Escrow Agreement constitute and embody the entire understanding and agreement of the Parties and supersede and replace all prior understanding, agreements and negotiations between the Parties.

(f)	Any waiver, alteration, or modification of any of the provisions of this
Agreement will be valid only if made in writing and signed by the Parties. Each Party may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

(h)	This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the last date set forth below.


Human BioSystems				AM&A, LTD.


By:/s/	Harry Masuda	                         By: /s/ Andreas Cyppek
-----------------------------                    --------------------
Harry Masuda, Chief Executive Officer		Andreas Cyppek, Director